AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into and made effective as of January 1, 1996 by and among Tanger Properties Limited Partnership a North Carolina limited partnership (the "Partnership"), Tanger Factory Outlet Centers, Inc. (the "Company"), a North Carolina corporation and Stanley K. Tanger (the "Executive").

                                    RECITALS:

         A. The Executive is the Chief Executive Officer of the Partnership, an officer of the Company and Chairman of the Board of Directors of the Company under the terms of an Amended and Restated Employment Agreement dated as of January 1, 1995 between the Executive, the Partnership and the Company (the "Original Employment Contract"). The term of the Original Employment Contract ends on June 30, 1996.

         B. The Company, the Partnership and the Executive intend to modify and amend the Original Employment Contract and to extend its term as provided herein.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.       Certain Definitions.

                  (a)      "Annual Base Salary" is defined in Section 7(a).

                  (b)      "Annual Bonus" is defined in Section 7(d).

                  (c)      "Benefits" is defined in Section 7(b)(iii).

                  (d) "Cause": For purposes of this Agreement, the Partnership or the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the Executive causing material harm to the Company through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or
(iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

                  (e) "Change of Control" shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Partnership does not survive as an independent,



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publicly owned corporation or the Company ceases to be the sole general partner of the Partnership; or (C) the acquisition of securities of the Company or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of thirty-five (35%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; or (E) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

                  (f) "Disability" shall mean the absence of the Executive from the Executive's duties to the Partnership and/or the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (g)  A "Contract Year" shall be a calendar year.

                  (h) "Funds From Operations" or "FFO", with respect to a Contract Year or a calendar quarter, shall be equal to the Company's consolidated Funds From Operations before the minority interest of the limited partners of the Partnership as reported in the Company's relevant filings with the Securities and Exchange Commission, or if not so reported, as determined by the Company's Board of Directors in good faith, after deduction of any Annual Bonus paid to the Executive or Stanley K. Tanger under similar provisions of his employment agreement for such period.

                  (i) "Funds From Operations Per Share" or "FFO Per Share" for any Contract Year or for any calendar quarter shall equal the amount of the Funds From Operations for such period, divided by the Weighted Average Number of Shares Outstanding for such period.

                  (j) "Good Reason": The Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

                           (1) any material adverse change in his job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent;

                           (2) the relocation of the Company and/or the Partnership headquarters outside of the Greensboro, North Carolina metropolitan area without his consent;

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

                           (3) a material breach of this Employment Agreement by the Partnership or Company, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Company and the Partnership of the Executive's written demand for payment thereof;

                           (4) if the Executive elects to terminate his employment by written notice to the Company and the Partnership within the 180 day period following a Change of Control; or

                           (5) if the Executive is removed, or is not re-elected as a Director of the Company.

                  (k)      Target FFO Per Share.

                           (1) The "Target FFO Per Share" or "Target" for any Contract Year beginning prior to December 31, 1996 shall be the average FFO Per Share for the calendar quarters beginning with the calendar quarter beginning on July 1, 1993 and ending with the last calendar quarter in the immediately preceding Contract Year multiplied by 4; provided however the Target FFO Per Share shall not be less than $1.5520.

                           (2) The "Target FFO Per Share" or "Target" for any Contract Year beginning after December 31, 1996 shall be the average FFO Per Share for the previous three Contract Years; provided however the Target FFO Per Share shall not be less than $1.5520.

                  (l)      "Contract Term " is defined in Section 2(b).

                  (m) The "Weighted Average Number of Shares Outstanding" for a Contract Year or for a calendar quarter shall be the weighted average number of the Company's total shares of common stock outstanding during such period as determined by the Company's outside auditors pursuant to generally accepted accounting principles; provided that for the purposes of this calculation, the conversion features of the Company's preferred stock and the Partnership's units shall both be deemed exercised.

2.       Employment.

                  (a) The Partnership and the Company shall continue to employ the Executive and the Executive shall remain in the employ of the Partnership and the Company during the Contract Term (as defined in this Section 2) in the positions set forth in Section 3 and upon the other terms and conditions herein provided, unless the Executive's employment is terminated earlier as provided in
Section 8 hereof.

                  (b) The initial Contract Term of this Amended and Restated Employment Agreement shall begin as of January 1, 1996 (the "Commencement Date") and shall end on December

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

31, 1998 (the "Initial Contract Term"). On January 1, 1997 and on the first day of January of each calendar year thereafter (an "Extension Date"), the Contract Term shall be automatically extended by one year unless (i) the Executive's employment has been earlier terminated as provided in Section 8 or (ii) either the Partnership or the Company gives written notice to the Executive prior to the Extension Date that the Contract Term shall not be automatically extended. For purposes of illustration, if the Executive's employment has not been terminated as provided in Section 8 and if neither the Company nor the Partnership has given written notice that the Contract Term will not be extended, on January 1, 1997, the Contract Term will be extended to and including December 31, 1999 and on January 1, 1998, the Contract Term shall be automatically extended until December 31, 2000.

If the Contract Term is extended as provided herein, the Executive's employment may be terminated (other than upon expiration) only as provided in Section 8. References herein to the "Contract Term" shall refer to the Initial Contract Term as extended pursuant to this Section 2.

3.       Position and Duties. The Executive shall serve in the following manner:

                  (a) During the Executive's employment hereunder, he shall serve as:

                           (1) an executive employee of the Partnership and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position,

                           (2) the Chief Executive Officer and Chairman of the Board of Directors of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of the general management, business and affairs of the Company (and the Partnership, through the Company's capacity as general partner of the Partnership), and

                           (3) if elected or appointed thereto, as a Director and Chairman of the Board of directors of the Company.

                  (b) The Executive shall serve as manager of the Factory Outlet Center in Commerce, Georgia and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position thereas and the Executive's activities as manager of such property prior to the date of this Agreement. Notwithstanding any other provision of the Employment Agreement, the Executive's obligations under this subsection 3(b) shall not be terminated without the prior consent of New York Life Insurance Annuity Corporation ("New York Life") but, in any event, shall terminate on the later of
(i) the payment of the Liabilities and (ii) the satisfaction of all the Partnership's obligations under the terms of the Loan Documents under the Guaranty of Payment and Performance by Stanley K. Tanger, dated May , 1993 (the "Guaranty"), pursuant to which, in consideration for certain consent by New York Life, Executive agrees to guarantee certain obligations of the Partnership.

         If the Executive's employment is otherwise terminated under the Employment Agreement, the Partnership and the Company shall allow the Executive to continue his duties under this subsection 3(b) until they are terminated in accordance with this subsection 3(b) or until the death or Disability of the Executive, provided that no additional compensation shall be paid to the Executive.

         For purposes of this subsection 3(b), the terms "Liabilities", "Property" and "Loan Documents" shall be defined as in the Guaranty.

         The Executive's position, duties and responsibilities may not be changed and the Executive's Annual Base Salary may not be reduced during his employment hereunder.

4.       Competition.

                  (a) The Executive shall be permanently prohibited from engaging in Competition (as defined in subsection 4(b) below) with the Partnership or the Company.

                  (b) The term "Competition" for purposes of this Agreement shall mean the engagement outside the Partnership and the Company

                           (1) in any material commercial real estate activities, with the exception of


                                    (i)     the development or ownership of
         properties (or replacement properties) which were owned collectively or individually by the Executive, by members of his family or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to June 30, 1993 (including the three factory outlet centers in which the Executive is a 50% partner, the shopping center on West Market Street in Greensboro, North Carolina (such four properties defined herein as the "Excluded Properties") and the interests of the
         Tanger Family Limited Partnership),

                                    (ii)    the direct or indirect passive
         investment in commercial real estate, and

                                    (iii)   service on the board of directors
         of any publicly traded company, whether or not such company engages in Competition as defined in this subsection
         4(b); provided however that,

                           (2) "Competition" shall include management, development or construction of any factory outlet centers or competing retail commercial property or any other active or passive investment in property connected with a factory outlet center or a competing retail commercial property, with the exception of

                                    (i)     the activities permitted in
         subparagraph 4(b)(i)(A) with respect to the Excluded Properties,


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



                              (ii) the ownership of up to 1% of any class of securities of any publicly traded company, and

                              (iii)   the employment under this
         Agreement.

                  (c) The Executive covenants that a breach of subsection 4 (a) above would immediately and irreparably harm the Partnership and the Company and that a remedy at law would be inadequate to compensate the Partnership and the Company for their losses by reason of such breach and therefore that the Partnership and/or the Company shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of subsection 4(a) above, and the Executive hereby consents to the issuance of such injunction.

5. Registration Rights. The Executive shall have registration rights pursuant to the Registration Rights Agreement attached hereto as Exhibit A.

6. Place of Performance. During his employment hereunder, the Executive shall be based at the Partnership's principal executive offices and the Company's principal executive offices located in Greensboro, North Carolina.

7. Compensation and Related Matters. During the Executive's employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

                  (a) Annual Base Salary. The Executive's annual base compensation ("Annual Base Salary") with respect to the Contract Year ending December 31, 1995 was $250,000. The amount of Annual Base Salary payable to the Executive with respect to each Contract Year thereafter shall be an amount negotiated between and agreed upon by the Executive and the Board of Directors of the Company (in its capacity as general partner and in its own behalf) but in no event less than the Executive's Annual Base Salary for the prior Contract Year increased by the Consumer Price Index adjustment described in the following paragraph.

         If the FFO Per Share for the Contract Year ending December 31, 1995 or for any succeeding Contract Year equals or exceeds the Target for that Contract Year, the Executive's Annual Base Salary for the next Contract Year shall be increased to reflect any increase in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average for All Items as determined by the United States Department of Labor, Bureau of Labor Statistics using 1982-84=100 as the standard reference base or, if there be no such Consumer Price Index, then by the successor or the most nearly comparable successor index thereto (appropriately adjusted to the 1982-84=100 standard reference base). For the purpose of determining such increased Annual Base Salary for a Contract Year, the Basic Index Figure ("BIF") shall be such Consumer Price Index for the month of October in the second preceding Contract Year. The Current Index Figure ("CIF") shall be the corresponding



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



Consumer Price Index for the month of October in the immediately preceding Contract Year. The Annual Base Salary payable for a Contract Year beginning after December 31, 1995 shall be no less than an amount arrived at by multiplying the Annual Base Salary for the preceding Contract Year by a fraction, of which the numerator shall be the Current Index Figure ("CIF") and the denominator shall be the Basic Index Figure ("BIF"):

              ABS for preceding Contract Year  X CIF = ABS for the Contract Year
                                                 BIF
              (b)      Benefits.  The Executive shall be entitled to

                           (1)      receive stock options (incentive or
              nonqualified) under the Company's
              Stock Option Plan and the Partnership's Unit Option Plan;

                           (2) participate in the Partnership's 401(k) Savings Plan, and

                           (3) participate in or receive benefits under any
              employee benefit plan or other arrangement made available by the Partnership or the Company to any of its employees (collectively "Benefits"),on terms at least as favorable as those on which any other employee of the Partnership or the Company shall participate; provided, however, that the Executive shall be entitled to four weeks of paid vacation during each Contract Year, exclusive of Partnership holidays.

                  Without the Executive's prior written consent, the Company and/or the Partnership will not terminate or reduce any benefits paid to the Executive under this Section 7(b) unless the Executive is furnished with a benefit that is substantially equivalent.

                  (c) Automobile. In addition to the other compensation and benefits described in this Section 7, the Executive shall be entitled to receive a monthly automobile allowance of $800, payable at the same times Base Salary is payable hereunder. The Executive may apply such allowance in any manner, and shall be entitled to retain any portion of such allowance not applied towards his automobile expense. The Executive shall be responsible for all automobile costs and expenses in excess of the allowance provided hereunder.

                  (d) Annual Bonus. As additional compensation for services rendered, for each Contract Year in which the FFO Per Share shall equal or exceed the Target, the Executive shall receive an annual bonus ("Annual Bonus) equal to the sum of (A) $100,000 and (B) the product of (x) the Executive's Annual Base Salary for such Contract Year and (y) a fraction (which shall not exceed 1.0) the numerator of which shall be the percentage by which the FFO Per Share shall exceed the Target for such Contract Year, and the denominator of which shall be ten percent (10%).

         Each Annual Bonus shall be paid no later than 30 days after the information sufficient to calculate it has been delivered to the Company and the Partnership by the Company's outside auditors, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to the Executive Deferred Compensation Plan.


                  (e) Expenses. The Partnership and the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Partnership and the Company, respectively, hereunder.

                  (f) Payment of Compensation. For each Contract Year or portion thereof covered by this Agreement, the Company shall be liable for the percentage described below (the "Company Percentage") of the cost of the Executive's Annual Base Salary, and for any options granted to the Executive pursuant to the Company's Stock Option Plan, and the Partnership shall be liable for the remainder of the cost of the Executive's total compensation (including options granted to the Executive pursuant to the Partnership's Unit Option
Plan).

The Company Percentage for each Contract Year shall be determined by the Board of Directors of the Company (in its capacity as general partner and in its own behalf), excluding the Executive, as the reasonable allocation of the benefits for the Executive's services.

8. Termination. The Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Partnership, the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

                  (a) Death. The Executive's employment hereunder shall terminate upon his death.


                  (b) Disability. If the Disability of the Executive has occurred during the Contract Term, the Partnership or the Company, respectively, may give the Executive written notice in accordance with Section 15(c) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Partnership and the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

                  (c) Cause. The Partnership or the Company may terminate the Executive's employment hereunder for Cause.

                  (d) Good Reason. The Executive may terminate his employment for Good Reason.

                  (e) Without Cause. The Partnership or the Company may terminate the Executive's employment hereunder without Cause upon 30 days notice.

                  (f) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Partnership and the Company.

                  (g) Notice of Termination. Any termination of the Executive's employment hereunder by the Partnership, the Company or the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other parties hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

9.       Severance Benefits.

                  (a) Termination without Cause or for Good Reason: If the Executive's employment shall be terminated (i) by the Company or the Partnership other than for Cause (as defined above) or (ii) by the Executive for Good Reason (as defined above) and subject to the limitation in Section 10, the Partnership and the Company shall pay a lump sum cash payment (the "Severance Payment") to the Executive within thirty (30) days after such termination of the Executive's employment in an amount equal to 300% of the sum of (A) his Annual Base Salary,
(B) his Deemed Annual Bonus for the Contract Year in which the termination occurs and (C) his automobile allowance under Section 7(c) hereof. In addition, the Partnership and the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Contract Term. For these purposes, the Executive's Deemed Annual Bonus for any Contract Year shall be the greater of (i) the Executive's Average Annual Bonus for that Contract Year and (ii) Executive's Annual Bonus for the prior Contract Year. The Executive's Average Annual Bonus for a Contract Year shall be an amount equal to the sum of all Annual Bonuses earned by the Executive for the Contract Years immediately preceding the Contract Year for which the calculation is being made (not exceeding three (3) Contract Years) divided by the number of such Annual Bonuses.

                  (b) Termination by Death or Disability. Upon the termination of the Executive's employment by reason of his death or Disability, the Company shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary that would have been due through the end of the Contract Term assuming no early termination had occurred and assuming no increases or decreases in Annual Base Salary and (ii) on or before the day on which the Executive's Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Annual Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365. This subsection 9(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Partnership or the Company for the Executive's benefit.

                  (c) Termination for Cause or Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination and to any accrued but unpaid Annual Bonus for a Contract Year prior to the Contract Year in which the Executive's employment was terminated.


                  (d) Assignment of Life Insurance. Upon any termination of the Executive's employment hereunder, the Partnership and the Company shall, at Executive's option (exercisable at any time during the period commencing upon the termination of his employment and ending 90 days thereafter), transfer the life insurance policy described in such Section 11(b) to Executive, for no consideration. In addition, notwithstanding any provision of the Partnership's Executive Deferred Compensation Plan to the contrary, all amounts in the Executive's account under such Plan (if there is such a Plan) shall be immediately payable to him.

                  (e) Survival. Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

                  (f) Mitigation of Damages. In the event of any termination of the Executive's employment by the Partnership or the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Partnership or the Company to the Executive under this Agreement.

10.       Limitation on Severance Benefits.

                  (a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 10(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

                  (b) The Executive may determine the amount (if any) of reduction for each payment or benefit that he would otherwise be entitled to receive. The extent to which the payments or benefits to the Executive are to be reduced pursuant to paragraph 10(a) will be determined by the accounting firm servicing the Company on the date that the Executive's employment is terminated. The Company shall pay the cost of such determination.

                  (c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 10(b). When the final determination


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


is made, the Company shall pay the Executive any additional amounts that may be due or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.

11.      Insurance.

                  (a)      Officers and Directors Fiduciary Liability Insurance:
During the Executive's employment hereunder, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance that would cover the Executive in an amount of no less than $3 million per year.

                  (b) Term Life Insurance or Other Employee Benefit: During the Executive's employment hereunder, the Company shall maintain in force a term life insurance policy on the Executive or shall provide Executive with another employee benefit selected by the Executive at an annual cost to the Company of no more than $17,150. If the Executive's employment is terminated prior to the expiration of the Contract Term (other than by reason of the Executive's death, a termination by the Company for Cause or a termination by the Executive without Good Reason), the Company shall pay, prior to the expiration of the ninety (90) period described in the preceding sentence, either to the Executive or, on behalf of the Executive, to the issuer(s) of such life insurance policy(ies) (if any), an amount sufficient to pay the premiums to maintain such policy(ies) in force for the remainder of the Contract Term but in no event more than $17,150 each Contract Year.

                  The Company shall be liable for the Company Percentage (as described in Section 7(f)) of the annual premium for any such term life insurance policy and the Partnership shall be liable for the remainder of such premium. The beneficiary of any such insurance shall be designated, from time to time, by the Executive in his sole and absolute discretion.

12.      Disputes and Indemnification.

                  (a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in the City of Greensboro, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

                  (b) The Partnership and/or the Company shall promptly pay pursuant to Section 7(e) as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Partnership, the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.

                  (c) The Company and the Partnership agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director,

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



officer or employee of the Company or the Partnership or is or was serving at the request of the Company or the Partnership as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and the Partnership to the fullest extent legally permitted, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or the Partnership or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company and/or the Partnership shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by them of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance, without interest, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

13. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

14. Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

                  (a)      If to the Partnership, to:

                           Ms. Rochelle Simpson
                           Tanger Properties Limited Partnership
                           P.O. Box 29168
                           1400 West Northwood Street
                           Greensboro, NC 27408

                  (b)      If to the Company, to:


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                           Ms. Rochelle Simpson
                           Tanger Factory Outlets Centers, Inc.
                           P.O. Box 29168
                           1400 West Northwood Street
                           Greensboro, NC 27408

                  (c)      If to the Executive, to:

                           Mr. Stanley K. Tanger
                           P.O. Box 29168
                           1400 West Northwood Street
                           Greensboro, NC 27408

or at any other address as any party shall have specified by notice in writing to the other parties.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

19. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive, a member of the Partnership and a disinterested director of the Company. By an instrument in writing similarly executed, the Executive or the Company and the Partnership may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of , or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right , remedy, or power provided herein or by law or in equity.

20. No Effect on Other Contractual Rights. Notwithstanding Section 8, the provisions of this Agreement, and any other payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive under any other agreement between the Executive and the Partnership and the Company, or in any way diminish the Executive's rights under any employee benefit plan, program or arrangement of the Partnership or the Company to which he may be entitled as an employee of the Partnership or the Company.


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21. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.



22. Legal Fees. The Company and/or the Partnership agree to pay all legal fees and expenses incurred by the Executive in negotiating this Agreement promptly upon receipt of appropriate statements therefor.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                           EXECUTIVE




                           Stanley K. Tanger


                           TANGER FACTORY OUTLET CENTERS, INC.,
                           a North Carolina corporation

                           By:

                           ROCHELLE SIMPSON, Sr. Vice President


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                           TANGER PROPERTIES LIMITED PARTNERSHIP
                           By: Tanger Factory Outlet Centers, Inc.
                                    its general partner


                           By:

                      ROCHELLE SIMPSON, Sr. Vice President
The Partnership and the Company hereby jointly and severally guarantee to the Executive the prompt payment in full of the compensation owed hereunder by the other.


                           TANGER PROPERTIES LIMITED PARTNERSHIP
                           By: Tanger Factory Outlet Centers, Inc.,
                                    its general partner

                           By:

                           ROCHELLE SIMPSON, Sr. Vice President


                           TANGER FACTORY OUTLET CENTERS, INC.,
                           a North Carolina corporation


                           By:

                           ROCHELLE SIMPSON, Sr. Vice President



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